OPTION/ PURCHASE AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of September 12, 2006, is by and between Titan Global Holdings, Inc. ("TITAN"), and Laurus Master Fund, Ltd. (“LAURUS”) (collectively, the “PARTIES”).

W I T N E S S E T H

WHEREAS, LAURUS owns approximately 2,500,000 shares of Common Stock of TITAN (the “Shares”).

WHEREAS, LAURUS desires to grant to TITAN, the call option to repurchase an aggregate of 1,250,000 of the Shares, from the date hereof through December 31, 2006, free and clear of all liens, claims, and encumbrances thereon (the "Option Shares") in consideration for the purchase price and upon the terms and conditions hereinafter set forth; and

NOW THEREFORE, in consideration of the promises and respective mutual agreements herein contained, it is agreed by and between the PARTIES hereto as follows:

ARTICLE 1
OPTION

1.1 Grant of Option. Upon execution of this Agreement (the "Closing"), subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, LAURUS shall grant to TITAN the right and option to repurchase (the “Option”) pursuant to the terms hereof up to an aggregate of 1,250,000 shares of common stock of TITAN which shares are beneficially owned by LAURUS. Exercise of the Option by TITAN is subject to the prior repayment, on or before December 31, 2006, of all outstanding amounts (the “Outstanding Amounts”) owed by TITAN to LAURUS pursuant to those certain secured revolving note dated November 20, 2003, minimum borrowing note dated November 20, 2003, convertible term note dated March 30, 2004 and convertible term note dated November 20, 2003, in each case issued by TITAN to Laurus.

1.2 Consideration for the Option. At the closing, in consideration for the grant of the Option by LAURUS, TITAN shall pay to LAURUS the sum of five hundred ($500) dollars. LAURUS agrees that its receipt of such funds shall constitute payment in full for the Option.

1.3 Terms of the Option. Pursuant to the Option, TITAN shall be entitled to receive the Option Shares upon exercise of the Option, by delivery of written notice (the “Exercise Notice”) and the purchase price of five hundred ($500) dollars, provided that all Outstanding Amounts have been paif by TITAN to LAURUS.

Within two (2) business days of LAURUS’ receipt of the Exercise Notice, LAURUS shall return its certificate(s) representing the Option Shares, duly endorsed for transfer, to TITAN’s counsel to arrange for the transfer of the Option Shares to TITAN. In the event a certificate for a greater number of shares is submitted, counsel will arrange for the reissuance of a certificate to LAURUS evidencing the balance of the shares.

ARTICLE 2
REPRESENTATIONS AND COVENANTS OF LAURUS

2.1 LAURUS hereby represents and warrants that:

(a) The grant of the Option and transfer of the Option Shares hereunder have been duly authorized by the appropriate corporate action of LAURUS.

(b) Upon exercise of the Option, LAURUS shall transfer title, in and to the Option Shares to TITAN free and clear of all liens, security interests, pledges, encumbrances, charges, demands and claims, of any kind and nature whatsoever, whether direct or indirect or contingent.

ARTICLE 3
MISCELLANEOUS

3.1 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

3.2 Notices. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by facsimile, personal delivery, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested. If notice is given by facsimile, personal delivery, or overnight delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given seven days after deposit thereof in the United States mail.

3.3 Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all parties hereto.

3.4 Choice of Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

3.5 Jurisdiction. The parties submit to the jurisdiction of the Courts of the County of New York, State of New York or a Federal Court empaneled in the State of New York for the resolution of all legal disputes arising under the terms of this Agreement, including, but not limited to, enforcement of any arbitration award.

3.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

3.7 Attorneys' Fees. Except as otherwise provided herein, if a dispute should arise between the parties including, but not limited to arbitration, the prevailing party shall be reimbursed by the non-prevailing party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written hereinabove.

TITAN GLOBAL HOLDINGS, INC.

By:	/s/ David M. Marks
Name: David M. Marks
Title: Chairman

LAURUS MASTER FUND, LTD.

By:	/s/ David Grin
Name: David Grin
Title: Director